Exhibit 4.10

This Debenture is subject to the provisions of the Intercreditor and Collateral Agency

Agreement

(as defined herein)

WGM Draft - 21 December 04

[    ] December 2004

DEBENTURE

between

GLOBAL CROSSING (UK) TELECOMMUNICATIONS LIMITED

and

GLOBAL CROSSING (UK) FINANCE PLC

as Chargors

in favour of

THE BANK OF NEW YORK

as Collateral Agent

WEIL, GOTSHAL & MANGES

One South Place London EC2M 2WG

Tel: +44 (0) 20 7903 1000 Fax: +44 (0) 20 7903 0990

www.weil.com

TABLE OF CONTENTS

		Page
1	DEFINITIONS AND INTERPRETATION	1

2	PAYMENT OF SECURED OBLIGATIONS	5

3	FIXED CHARGES, ASSIGNMENTS AND FLOATING CHARGE	5

4	CRYSTALLISATION OF FLOATING CHARGE	11

5	PERFECTION OF SECURITY	11

6	FURTHER ASSURANCE	13

7	SHARES AND INVESTMENTS	13

8	BANK ACCOUNTS	14

9	MONETARY CLAIMS	15

10	REAL PROPERTY	15

11	CHARGOR OBLIGATIONS	16

12	CHARGORS’ REPRESENTATIONS	17

13	ENFORCEMENT OF SECURITY	17

14	EXTENSION AND VARIATION OF THE LAW OF PROPERTY ACT 1925	19

15	APPOINTMENT OF RECEIVER	19

16	POWERS OF RECEIVER	20

17	APPLICATION OF MONEYS	21

18	PROTECTION OF PURCHASERS	21

19	POWER OF ATTORNEY	21

20	EFFECTIVENESS OF SECURITY	22

21	RELEASE OF SECURITY	23

22	ASSIGNMENT	24

23	NOTICES	25

24	EXPENSES, STAMP TAXES AND INDEMNITY	25

25	DELEGATION	26

26	PERPETUITY PERIOD	27

27	GOVERNING LAW	27

28	COUNTERPARTS	27

29	COLLATERAL AGENT RIGHTS	27

30	COLLATERAL AGENT DUTIES	27

i

TABLE OF CONTENTS

(continued)

ii

THIS DEBENTURE is made on [    ] December 2004 between the following parties

(1)	GLOBAL CROSSING (UK) TELECOMMUNICATIONS LIMITED a company incorporated with limited liability under the laws of England and Wales (registered number 02495998) and having its registered office at Centennium House, 100 Lower Thames Street, London EC3R 6DL (“GCUK”); and

(2)	GLOBAL CROSSING (UK) FINANCE PLC a company incorporated with limited liability under the laws of England and Wales (registered number 05267403) and having its registered office at Centennium House, 100 Lower Thames Street, London EC3R 6DL (the “Issuer” and together with GCUK the “Chargors”)

(3)	THE BANK OF NEW YORK (together with its successors in such capacity, the “Collateral Agent”), which expression shall include any person for the time being appointed as collateral agent in accordance with, the Intercreditor and Collateral Agency Agreement as collateral agent and representative for the Secured Parties on the terms and conditions set out in the Intercreditor and Collateral Agency Agreement.

WHEREAS under an indenture dated on or about the date hereof among, inter alios, the Collateral Agent, the Issuer and GCUK (the “Indenture”), the Chargors have agreed under the Indenture to grant a charge upon certain of their assets as security for their obligations thereunder

IT IS AGREED as follows:

1	DEFINITIONS AND INTERPRETATION

1.1 Definitions Terms defined in, or incorporated into, the Indenture shall, unless otherwise defined in this Debenture, have the same meaning when used in this Debenture and in addition:

“Bank Account” means any bank account and any credit balance therein from time to time of the Chargors and all Related Rights.

“Camelot” means Camelot Group plc, a company registered under the laws of England and Wales, and its legal successors and permitted assigns.

“Camelot Deeds” means the debenture dated July 1, 2002 as rectified by a deed dated 14 May 2004 between GCUK and Camelot, together with the deed of priority, dated on or about the date hereof, among Camelot, the Collateral Agent and GCUK and the guarantee and undertaking dated 9 December 2003 made by Global Crossing Limited in favour of Camelot.

“Charged Property” means all the assets of the Chargors which from time to time are the subject of the security created or expressed to be created in favour of the Collateral Agent by or pursuant to this Debenture.

“Collateral Rights” means all rights, powers and remedies of the Collateral Agent provided by or pursuant to this Debenture or by law.

“Deed of Grant of Use” means the deed of grant of use dated 30 June 1994 between GCUK (formerly known as BR Telecommunications Limited) and Network Rail Infrastructure Limited (formerly known as Railtrack PLC).

“Enforcement Event” means the exercise by the Collateral Agent (or the Holders of a majority in aggregate principal amount of the then outstanding Notes) of any of its (or their) rights under Sections 6.02 or 6.03 of the Indenture.

“Excluded Contracts” means the Racal Agreements and any agreement made between the Chargors and any other party who is a Government Entity or an entity which is a contractor or subcontractor of a Government Entity, whether in force at the date of this Debenture or entered into to after the date of this Debenture, including without limitation the contracts listed in Schedule 5.

“Excluded Real Property” means the relevant Chargor’s interest in (a) any leasehold property in respect of which the creation of a fixed charge pursuant to Clause 3 by the relevant Chargor is either prohibited absolutely or has not been granted the consent so required following proper application for such consent and (b) any leasehold or other property that has been abandoned by such Chargor as set forth in a certificate dated the date hereof, signed by an authorized officer of such Chargor and delivered to the Collateral Agent.

“FCO Agreement” means the agreement for the provision of global telecommunications services dated 10 May 2000 between GCUK and The Foreign and Commonwealth Office of the United Kingdom, reference ICP/413/004/100, novated by a novation agreement dated January 17, 2001 (as amended).

“Finance Lease” means the finance lease dated 30 June 1994 between GCUK (formerly known as BR Telecommunications Limited) and Network Rail Infrastructure Limited (formerly known as Railtrack PLC).

“Freenet Agreement” means the agreement dated March 20, 1996 between Racal Network Services Limited (predecessor to GCUK) and Ericsson Limited (agreement no. 1331) as novated by a novation agreement dated September 11, 2002 between GCUK, Damovo (UK) Limited and Ericsson Limited, as in effect on the date hereof (as amended).

“Government Entity” means any agency, department or other body of local, regional or state government of the United Kingdom of Great Britain and Northern Ireland.

“Intercreditor and Collateral Agency Agreement” means the intercreditor and collateral agency agreement dated on or about the date hereof among, inter alios, the Chargors, the Collateral Agent and the other parties party thereto.

“Insurance Policy” means any policy of insurance in which each Chargor is a named insured.

“Intellectual Property” means any patents, trade marks, service marks, designs, business names, copyrights, design rights, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests, whether registered or unregistered, the benefit of all applications and rights to use and monies deriving from such intellectual property now or hereafter belonging to the Chargors and all Related Rights.

“Investments” means any stocks, shares, debentures, securities and other investments, assets, rights or interests falling within Part II of Schedule 2 to the Financial Services and Markets Act 2000 (as in force at the date hereof) (but not including the Shares) whether held directly by or to the order of any Chargor or by any trustee, fiduciary or clearance system on its behalf and all Related Rights (including all rights against any such trustee, fiduciary or clearance system).

“Lease” means any present or future lease, sub-lease, licence, tenancy or other agreement or right to occupy whether on a fixed term or periodic basis governing the use or occupation of any freehold or leasehold property.

“Monetary Claims” means any book and other debts, right to payment and monetary claims owing to a Chargor and any proceeds thereof (including any claims or sums of money deriving from or in relation to any Intellectual Property, the proceeds of any Insurance Policy, any court order or judgment, any contract or agreement to which that Chargor is a party and any other assets, property, rights or undertaking of that Chargor whether existing on the date hereof or hereafter arising).

“Notes” means the senior secured notes issued by the Issuer under the terms of the Indenture.

“Racal Agreements” means the Nationwide Supply Agreement between Racal Services (Communications) Limited and Racal Telecommunications Limited dated 19 October 1999, the Terms and Conditions for Provisions of Business Telecommunication Services between Global Crossing (UK) Telecommunications Limited and Network Rail Infrastructure Limited commencing 1 July 2002 and the Telecommunications Services Agreement between Racal Telecommunications Limited and Racal Services (Communications) Limited dated 19 October 1999.

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

“Real Property” means:

(a)	any freehold, leasehold or unmoveable property other than Excluded Real Property; and

(b)	any buildings, fixtures, fittings, fixed plant or machinery from time to time situated on, permanently affixed to or forming part of such freehold, leasehold or unmoveable property,

and all Real Property more particularly described in Schedule 3 (Real Property).

“Related Rights” means, in relation to any asset,

(a)	the proceeds of sale and/or any other realisation of any part of that asset (or any interest therein);

(b)	all rights under any lease, licence, agreement for sale or agreement for lease, sale or use in respect of that asset;

(c)	all rights, benefits, claims, contracts, warranties, remedies, security, indemnities, options, agreements, guarantees or covenants for title in respect of that asset; and

(d)	any moneys and proceeds paid or payable in respect of that asset or any part thereof.

“Secured Obligations” means, in the case of any Chargor, all present and future obligations of such Chargor under the Indenture, the Notes, the Guarantees, the Interest Hedge Contract (as defined in the Intercreditor and Collateral Agency Agreement), the Additional Interest Hedge Contract (as defined in the Intercreditor and Collateral Agency Agreement) or hereunder.

“Secured Parties” has the same meaning as defined in the Intercreditor and Collateral Agency Agreement.

“Security Arrangement Agreement” means the security and arrangement agreement dated on or about the date hereof among, inter alios, GCUK, the Collateral Agent, the Hedging Counterparties (as defined therein) and the other parties thereto.

“Shares” means all of the shares held by, or to the order or on behalf of each Chargor from time to time including the shares specified in Schedule 4 (Shares).

“Tangible Moveable Property” means any plant, machinery, office equipment, computers, vehicles and other chattels (excluding any for the time being forming part of the Chargor’s stock in trade or work in progress) and all Related Rights where the value of each such item or right is in excess of $100,000 (or its equivalent).

1.2 Interpretation In this Debenture:

(a)	references herein to a “person” shall be construed as a reference to any person, firm, company, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(b)	any reference to the “Collateral Agent”, the “Chargors”, or the “Secured Parties” shall be construed so as to include its or their (and any subsequent) successors and any permitted transferees and assigns thereof;

(c)	if an amount paid to the Collateral Agent (or any Holder) for application in or towards repayment of the Secured Obligations is capable of being avoided or otherwise set aside on the liquidation or administration of any Obligor or otherwise, then such amount shall not be considered to have been irrevocably paid for the purposes of this Debenture;

(d)	references in this Debenture to any Clause or Schedule shall be to a clause or schedule contained in this Debenture unless otherwise specified;

(e)	any reference in this Debenture to this Debenture, the Indenture or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented;

(f)	the singular includes the plural and vice versa;

(g)	references to any form of property or asset (including a Charged Property) shall include a reference to all or any part of that property or asset); and

(h)	the word “including” is without limitation.

1.3 Third Party Rights A person who is not a party to this Debenture has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Debenture.

1.4 Headings Section headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Debenture.

1.5 Inconsistency Between Provisions The provisions of this Debenture shall prevail in the event of any conflict between such provisions and the provisions of the Indenture that cannot be resolved by the application of the rules of interpretation set forth in Clause 20.3 of this Debenture.

1.6 Effect as a Deed This Debenture is intended to take effect as a deed notwithstanding that the Collateral Agent may have executed it under hand only.

1.7 Incorporation of Terms To the extent necessary for any agreement for the disposition of the Charged Property in this Debenture to be a valid agreement under Section 2(1) of the Law of Property (Miscellaneous Provisions) Act 1989, the terms of the Indenture are incorporated into this Debenture.

2	PAYMENT OF SECURED OBLIGATIONS

2.1 Covenant to Pay Each Chargor hereby covenants with the Collateral Agent as trustee for the Secured Parties that it shall pay and discharge each of the Secured Obligations when the same become due and payable whether by acceleration or otherwise in accordance with the terms of the Indenture, the Notes, the Guarantees, the Interest Hedge Contract (as defined in the Intercreditor and Collateral Agency Agreement), the Additional Interest Hedge Contract (as defined in the Intercreditor and Collateral Agency Agreement) and this Debenture.

3	FIXED CHARGES, ASSIGNMENTS AND FLOATING CHARGE

3.1 Fixed Charges Each Chargor hereby charges with full title guarantee in favour of the Collateral Agent as trustee and agent for the Secured Parties and on its own behalf and as continuing security for the payment and discharge of the Secured Obligations, by way of a fixed charge (which so far as it relates to freehold or leasehold property in England and Wales vested in the Chargor at the date of this Debenture shall be a charge by way of a legal mortgage) all the Chargor’s rights, title and interest from time to time in and to each of the following assets (subject to obtaining any necessary consents to such mortgage or fixed charge from any third party):

(a)	the Real Property;

(b)	the Tangible Moveable Property;

(c)	the Intellectual Property;

(d)	any goodwill and rights in relation to the increased or uncalled capital of the Chargor;

(e)	the Investments;

(f)	the Shares, all dividends, interest and other monies payable in respect of the Shares and all other Related Rights (whether derived by way of redemption, bonus, preference option, substitution, conversion or otherwise); and

(g)	to the extent the same can legally be charged, all fiber optic submarine cable systems, including cables and materials, parts, tools, dies, jigs, fixtures, plans, information and contract rights, including all undersea fiber and cable, including all undersea fiber and cable in international waters, it being understood, however, that, notwithstanding anything to the contrary set forth elsewhere in this Debenture or in the Indenture (but without limiting the undertakings of any Chargor under the Indenture) in no event shall the Charged Property consist of, or the charge granted under this Clause 3.1 attach to:

(i)	any rights, title, interest or obligations under the Excluded Contracts;

(ii)	any equipment or assets owned by the Chargors located on the premises of the counterparties to the Excluded Contracts or on the premises of the relevant Government Entity for which such counterparty is a contractor or subcontractor;

(iii)	any equipment or assets used exclusively by the Chargors in connection with the provision of services and the performance of obligations under the Excluded Contracts;

(iv)	any lease, license, governmental authorization, permit, concession, contract, property rights, application or agreement to which any Chargor is a party (or to any of its rights or interests thereunder) if the grant of such charge would constitute or result in either (A) the abandonment, invalidation or unenforceability of any right, title or interest of any Chargor therein or (B) a breach, cancellation, withdrawal or termination pursuant to the terms of, or a default under, any such lease, license, governmental authorization, permit, concession, contract, property rights application or agreement (except to the extent that any such term would be rendered ineffective pursuant to, or any such breach, cancellation, withdrawal or termination would be overridden by applicable law);

(v)	without limiting the provisions of the Indenture, to any Property of the Chargors, in any jurisdiction, to the extent that obtaining a Lien upon such Property in such jurisdiction is prohibited under applicable law, or requires the obtaining of a governmental or regulatory approval (which governmental approval has not yet been obtained or has been denied);

(vi)	any sums from time to time payable by the Foreign and Commonwealth Office pursuant to the FCO Agreement;

(vii)	any Property charged to Camelot pursuant to the Camelot Deeds;

(viii)	any telecommunications cables and other equipment subject to the Finance Lease or the Deed of Grant of Use;

(ix)	any equipment subject to the Freenet Agreement;

(x)	any Property: (a) where the aggregate cost of obtaining and maintaining a Lien upon the Property (other than real property or real property interests) of each Chargor (including all recording and stamp fees, taxes and notary fees but excluding any costs that arise at the time of the enforcement of such Lien) is reasonably estimated to exceed 5% of the aggregate Fair Market Value of the Property of each Chargor, provided that the foregoing shall not be applicable to the extent that such costs shall not be greater than $80,000 with respect to Liens being taken on the Issue Date, or not be greater than $80,000 during any calendar year with respect to Liens being taken after the Issue Date; and (b) such Property is immaterial in relation to the aggregate value of the Property of all of the Chargors in which the Collateral Agent is obtaining a valid, perfected and enforceable Lien and is not a necessary link or equipment (assuming no cable or fiber capacity or rights thereto are available from any other provider) to enable any Material Subsidiary to conduct any material portion of its operations or business;

(xi)	any Property, where such Property consists of a parcel of real property or real property interests and the aggregate cost of obtaining and maintaining a Lien upon such Property (including all recording and stamp fees, taxes and notary fees but excluding any costs that arise at the time of the enforcement of such Lien) are reasonably estimated to exceed 5% of the aggregate Fair Market Value of such parcel and shall be greater than $80,000 with respect to Liens being taken on the Issue Date, and greater than $80,000 during any calendar year with respect to Liens being taken after the Issue Date, or greater than $30,000 for any individual parcel of Property (such latter estimate to be taken as an average of the costs of taking Liens on all parcels of real property or real property interests on the Issue Date and thereafter, and not on the cost of obtaining a Lien on any particular parcel) and such Property is immaterial in relation to the aggregate value of the Property of all of the Chargors in which the Collateral Agent is obtaining a valid, perfected and enforceable Lien and is not a necessary link (assuming no cable or fiber capacity or rights thereto are available from any other provider) to enable any Material Subsidiary to conduct any material portion of its operations or business; or

(xii)	any property to the extent that the grant of such a charge would constitute or result in unlawful financial assistance within the meaning of Sections 151 and 152 of the Companies Act 1985.

3.2 Assignments Each Chargor hereby assigns absolutely by way of security with full title guarantee to the Collateral Agent as trustee for the Secured Parties and on its own behalf and as continuing security for the payment and discharge of the Secured Obligations each Chargor’s rights, title and interest from time to time in and to the proceeds of any present or future Insurance Policy and all Related Rights (subject to obtaining any necessary consent to that assignment from any third party), it being understood, however, that, notwithstanding anything to the contrary set forth elsewhere in this Debenture or in the Indenture (but without limiting the undertakings of any Chargor under the Indenture) in no event shall the Charged Property consist of, or the assignment under this Clause 3.2 relate to,

(i)	any rights, title, interest or obligations under the Excluded Contracts;

(ii)	any equipment or assets owned by the Chargors located on the premises of the counterparties to the Excluded Contracts or on the premises of the relevant Government Entity for which such counterparty is a contractor or subcontractor;

(iii)	any equipment or assets used exclusively by the Chargors in connection with the provision of services and the performance of obligations under the Excluded Contracts;

(iv)	any lease, license, governmental authorization, permit, concession, contract, property rights, application or agreement to which any Chargor is a party (or to any of its rights or interests thereunder) if the grant of such charge would constitute or result in either (A) the abandonment, invalidation or unenforceability of any right, title or interest of any Chargor therein or (B) a breach, cancellation, withdrawal or termination pursuant to the terms of, or a default under, any such lease, license, governmental authorization, permit, concession, contract, property rights application or agreement (except to the extent that any such term would be rendered ineffective pursuant to, or any such breach, cancellation, withdrawal or termination would be overridden by applicable law);

(v)	without limiting the provisions of the Indenture, to any Property of the Chargors, in any jurisdiction, to the extent that obtaining a Lien upon such Property in such jurisdiction is prohibited under applicable law, or requires the obtaining of a governmental or regulatory approval (which governmental approval has not yet been obtained or has been denied);

(vi)	any sums from time to time payable by the Foreign and Commonwealth Office pursuant to the FCO Agreement;

(vii)	any Property charged to Camelot pursuant to the Camelot Deeds;

(viii)	any telecommunications cables and other equipment subject to the Finance Lease or the Deed of Grant of Use;

(ix)	any equipment subject to the Freenet Agreement;

(x)

any Property: (a) where the aggregate cost of obtaining and maintaining a Lien upon the Property (other than real property or real property interests) of each Chargor (including all recording and stamp fees, taxes and notary fees but excluding any costs that arise at the time of the enforcement of such Lien) is reasonably estimated to exceed 5% of the aggregate Fair Market Value of the Property of each Chargor, provided that the foregoing shall not be applicable to the extent that such costs shall not be greater than $80,000 with respect to Liens being taken on the Issue Date, or not be greater than $80,000 during any calendar year with respect to Liens being taken after the Issue Date; and (b) such Property is immaterial in relation to the aggregate value of the Property of all of the Chargors in which the Collateral Agent is obtaining a valid, perfected and enforceable Lien and is not a necessary link or equipment (assuming no cable or fiber capacity or rights thereto are available from any other provider) to enable any Material Subsidiary to conduct any material portion of its operations or business;

(xi)	any Property, where such Property consists of a parcel of real property or real property interests and the aggregate cost of obtaining and maintaining a Lien upon such Property (including all recording and stamp fees, taxes and notary fees but excluding any costs that arise at the time of the enforcement of such Lien) are reasonably estimated to exceed 5% of the aggregate Fair Market Value of such parcel and shall be greater than $80,000 with respect to Liens being taken on the Issue Date, and greater than $80,000 during any calendar year with respect to Liens being taken after the Issue Date, or greater than $30,000 for any individual parcel of Property (such latter estimate to be taken as an average of the costs of taking Liens on all parcels of real property or real property interests on the Issue Date and thereafter, and not on the cost of obtaining a Lien on any particular parcel) and such Property is immaterial in relation to the aggregate value of the Property of all of the Chargors in which the Collateral Agent is obtaining a valid, perfected and enforceable Lien and is not a necessary link (assuming no cable or fiber capacity or rights thereto are available from any other provider) to enable any Material Subsidiary to conduct any material portion of its operations or business; or

(xii)	any property to the extent that the grant of such a charge would constitute or result in unlawful financial assistance within the meaning of Sections 151 and 152 of the Companies Act 1985.

3.3 Floating Charge Subject to Clause 8 and Clause 9 each Chargor hereby charges with full title guarantee in favour of the Collateral Agent as trustee for the Secured Parties and on its own behalf and as continuing security for the payment and discharge of the Secured Obligations by way of a floating charge the whole of each Chargor’s undertaking and assets, whatsoever and wheresoever, present and future, other than any assets validly and effectively charged or assigned (whether at law or in equity) by way of fixed security under the laws of England and Wales, or of the jurisdiction in which that asset is situated, in favour of the Collateral Agent as security for the Secured Obligations, it being understood, however, that, notwithstanding anything to the contrary set forth elsewhere in this Debenture or in the Indenture (but without limiting the undertakings of any Chargor under the Indenture) in no event shall the Charged Property consist of, or the charge granted under this Clause 3.3 attach to:

(i)	any rights, title, interest or obligations under the Excluded Contracts;

(ii)	any equipment or assets owned by the Chargors located on the premises of the counterparties to the Excluded Contracts or on the premises of the relevant Government Entity for which such counterparty is a contractor or subcontractor;

(iii)	any equipment or assets used exclusively by the Chargors in connection with the provision of services and the performance of obligations under the Excluded Contracts;

(iv)	any lease, license, governmental authorization, permit, concession, contract, property rights, application or agreement to which any Chargor is a party (or to any of its rights or interests thereunder) if the grant of such charge would constitute or result in either (A) the abandonment, invalidation or unenforceability of any right, title or interest of any Chargor therein or (B) a breach, cancellation, withdrawal or termination pursuant to the terms of, or a default under, any such lease, license, governmental authorization, permit, concession, contract, property rights application or agreement (except to the extent that any such term would be rendered ineffective pursuant to, or any such breach, cancellation, withdrawal or termination would be overridden by applicable law);

(v)	without limiting the provisions of the Indenture, to any Property of the Chargors, in any jurisdiction, to the extent that obtaining a Lien upon such Property in such jurisdiction is prohibited under applicable law, or requires the obtaining of a governmental or regulatory approval (which governmental approval has not yet been obtained or has been denied);

(vi)	any Property charged to Camelot pursuant to the Camelot Deeds;

(vii)	any sums from time to time payable by the Foreign and Commonwealth Office pursuant to the FCO Agreement;

(viii)	any telecommunications cables and other equipment subject to the Finance Lease or the Deed of Grant of Use;

(ix)	any equipment subject to the Freenet Agreement;

(x)	any Property: (a) where the aggregate cost of obtaining and maintaining a Lien upon the Property (other than real property or real property interests) of each Chargor (including all recording and stamp fees, taxes and notary fees but excluding any costs that arise at the time of the enforcement of such Lien) is reasonably estimated to exceed 5% of the aggregate Fair Market Value of the Property of each Chargor, provided that the foregoing shall not be applicable to the extent that such costs shall not be greater than $80,000 with respect to Liens being taken on the Issue Date, or not be greater than $80,000 during any calendar year with respect to Liens being taken after the Issue Date; and (b) such Property is immaterial in relation to the aggregate value of the Property of all of the Chargors in which the Collateral Agent is obtaining a valid, perfected and enforceable Lien and is not a necessary link or equipment (assuming no cable or fiber capacity or rights thereto are available from any other provider) to enable any Material Subsidiary to conduct any material portion of its operations or business;

(xi)

any Property, where such Property consists of a parcel of real property or real property interests and the aggregate cost of obtaining and maintaining a Lien upon such Property (including all recording and stamp fees, taxes and notary fees but excluding any costs that arise at the time of the enforcement of such Lien) are reasonably estimated to exceed 5% of the aggregate Fair Market Value of such parcel and shall be greater than $80,000 with respect to Liens being taken on the Issue Date, and greater than $80,000 during any calendar year with respect to Liens being taken after the Issue Date, or greater than $30,000 for any individual parcel of Property (such latter estimate to be taken as an average of the costs of taking Liens on all parcels of real property or real property interests on the Issue Date and thereafter, and not on the cost of obtaining a Lien on any particular parcel) and such Property is immaterial in relation to the aggregate value of the Property of all of the Chargors in which the Collateral Agent is obtaining a valid, perfected and enforceable Lien and is not a necessary link (assuming no cable or fiber capacity or rights thereto are available from any other provider) to enable any Material Subsidiary to conduct any material portion of its operations or business; or

(xii)	any property to the extent that the grant of such a charge would constitute or result in unlawful financial assistance within the meaning of Sections 151 and 152 of the Companies Act 1985.

4	CRYSTALLISATION OF FLOATING CHARGE

4.1 Crystallisation: By Notice The Collateral Agent may at any time by notice in writing to each of the Chargors convert the floating charge created by Clause 3.3 with immediate effect into a fixed charge as regards any property or assets specified in the notice after an Event of Default has occurred and is continuing, unremedied and unwaived.

5	PERFECTION OF SECURITY

5.1 Notices of Assignment Each Chargor shall deliver to the Collateral Agent (or procure delivery of) notices of assignment (substantially in the form set out in Schedule 2) duly executed by, or on behalf of, the relevant Chargor in respect of the proceeds of each Insurance Policy (and all Related Rights in respect thereof) assigned pursuant to Clause 3.2, in the case of each such Insurance Policy in effect on the date hereof, promptly following the date hereof and, in the case of each such Insurance Policy coming into effect after the date hereof, promptly following the date it comes into effect and each Chargor will use reasonable efforts to obtain and deliver to the Collateral Agent an acknowledgement from each of the addressees in substantially the same form as set out in Schedule 2.

5.2 Registration of Intellectual Property Each Chargor shall deliver all such documents, duly executed by or on behalf of the relevant Chargor, as shall be necessary to perfect the interest of the Collateral Agent in the relevant registers relating to any registered Intellectual Property. Notwithstanding the pledge of its Intellectual Property hereunder and any requirement contained in the Indenture or any other Security Document, until notice to the Chargors has been given by the Collateral Agent after the occurrence of an Event of Default which is continuing, unremedied and unwaived, each Chargor shall have the right to exploit and use the Intellectual Property in connection with its business, including but not limited to the development, marketing, promotion, distribution and sale of the underlying sources related to such Intellectual Property provided that each Chargor shall not use or refrain from using its any material Intellectual Property in such a way which may materially adversely affect the value of the Intellectual Property.

5.3 Land Registration Each Chargor shall hereby apply to H.M. Chief Land Registrar to enter the following restriction in the Proprietorship Register of any property which is, or is required to be, registered forming part of the Real Property.

“No disposition of the registered estate [(other than a charge)] by the proprietor of the registered estate [or by the proprietor of any registered charge] is to be registered

without a written consent signed by the proprietor for the time being of the charge dated [     ] in favour of [chargee] referred to in the charges register [(or his conveyancer or specify appropriate details)] or, if appropriate, signed on such proprietor’s behalf by [its secretary or conveyancer or specify appropriate details”.

5.4 Note of Debenture In the case of any Real Property, title to which is or will be registered under the Land Registration Acts 1925 to 1988, acquired by or on behalf of a Chargor after the execution of this Debenture, that Chargor shall promptly notify the Collateral Agent of the title number(s) and, contemporaneously with the making of an application to H.M. Land Registry for the registration of that Chargor as the Registered Proprietor thereof, apply to H.M. Chief Land Registrar to enter a note of this Debenture on the Charges Register of such property.

5.5 Delivery of Share Certificates and Escrow Thereof Each Chargor shall:

(a)	on the date of this Debenture, deposit with the Collateral Agent or any agent thereof, as the case may be (or procure the deposit of) all certificates or other documents of title to the Shares, and stock transfer forms (executed in blank by or on behalf of the relevant Chargor); and

(b)	promptly upon the accrual, offer or issue of any stocks, shares, warrants or other securities in respect of or derived from the Shares, notify the Collateral Agent of that occurrence and procure the delivery to the Collateral Agent or an agent thereof of (a) all certificates or other documents of title representing such items and (b) such stock transfer forms or other instruments of transfer (executed in blank on behalf of the relevant Chargors) in respect thereof as are reasonably necessary in the circumstances.

5.6 Dealings with Charged Property and in the Ordinary Course of Business

(a)	Until an Event of Default has occurred and is continuing, unremedied and unwaived and notice thereof has been given to the Chargors, without the prior written consent of the Collateral Agent, any Chargor may remove items of Charged Property outside of England and Wales in order to have them repaired or upgraded, subject to the obligation of returning such items to their original location in England and Wales as soon as their repair or upgrade has been completed and, if required in order to transport or relocate any such item of Charged Property, the Collateral Agent shall, upon delivery to it of a request in writing requesting a release (which shall state that such release is authorized under this Clause 5.6) (and such other documents as are required pursuant to the Indenture), promptly execute and deliver to such Chargor such release statement and such other documentation as shall be specified by such Chargor in such written request to effect the temporary release of the Lien on the Charged Property in order that it may be removed or relocated.

(b)

Until an Event of Default has occurred and is continuing, unremedied and unwaived and notice thereof has been given to the Chargors, nothing contained in this Debenture shall be deemed to restrict the ability and right of the Chargor to, in the ordinary course of business and so long as the rights of the Collateral Agent under this Debenture shall not be adversely affected thereby, modify the contractual terms of any agreement or instrument, including, without limitation, its ability to revise or cancel its contracts or invoices and in general maintain a normal commercial relationship with each counterparty to any agreement or instrument, including the right to terminate any agreement or instrument, all in accordance with normal commercial practices.

6	FURTHER ASSURANCE

6.1 Further Assurance and Necessary Action Without limiting the generality of Clause 6.2 and in accordance with the Indenture, each Chargor shall promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Collateral Agent, acting on the instructions of the Secured Parties of a majority in aggregate principal amount of the then outstanding Notes, may specify (each in such form as the Collateral Agent (acting reasonably) may require):

(a)	to perfect the security interest created or intended to be created in respect of the Charged Property (which may include the execution by each Chargor of a mortgage, charge or assignment over all or any of the assets constituting, or intended to constitute, Charged Property) or for the exercise of the Collateral Rights;

(b)	to confer on the Collateral Agent the security interest intended to be conferred by or pursuant to this Debenture over any Charged Property of a Chargor located in any jurisdiction outside England and Wales; and/or

(c)	after the occurrence of an Event of Default which is continuing, unremedied and unwaived, to facilitate the realisation of the Charged Property in accordance with the terms of this Debenture.

Furthermore and for greater clarity, each Chargor will (subject to the Indenture) take or cause to be taken all action required to maintain, preserve and protect the Liens on the Charged Property granted by this Debenture, including causing this Debenture, instruments of further assurance and all amendments or supplement thereto, to be promptly recorded, registered and filed and at all times to be kept recorded, registered and filed, and will execute and file statements and cause to be issued and filed statements, all in such manner and in such places and at such times as are prescribed in this Debenture and as may be required by law fully to preserve and protect the rights of the Secured Parties and the Collateral Agent under this Debenture to the Charged Property.

6.2 Implied Covenants for Title The obligations of each Chargor under this Debenture shall be in addition to the covenants for title deemed to be included in this Debenture by virtue of Part 1 of the Law of Property (Miscellaneous Provisions) Act 1994.

7	SHARES AND INVESTMENTS

7.1 Liability to Perform Notwithstanding anything to the contrary herein contained, each Chargor shall remain liable to observe and perform all of the conditions and obligations assumed by it in respect of the Shares and the Investments and, without limitation, to pay all calls or other payments that may become due in respect of any of the Shares.

7.2 After an Event of Default After the occurrence of an Event of Default which is continuing, unremedied and unwaived, the Collateral Agent may, having given notice thereof to the Chargors, (in the name of a Chargor or otherwise and without any further consent or authority from that Chargor):

(a)	exercise (or refrain from exercising) any voting rights in respect of the Shares and the Investments;

(b)	apply thereafter all dividends, interest and other monies arising from the Shares and the Investments in accordance with the Indenture;

(c)	transfer the Shares and the Investments into the name of such nominee(s) of the Collateral Agent as it shall require; and

(d)	subject to any requirement to give notice specified in Clause 13 upon any sale thereof, the Intercreditor and Collateral Agency Agreement and the Security Arrangement Agreement, exercise (or refrain from exercising) all or any of the powers and rights conferred on or exercisable by the legal or beneficial owner of the Shares and the Investments, including the right, in relation to any company whose shares or other securities are included in the Charged Property, to concur or participate in:

(i)	the reconstruction, amalgamation, sale or other disposal of such company or any of its assets or undertaking (including the exchange, conversion or reissue of any shares or securities as a consequence thereof),

(ii)	the release, modification or variation of any rights or liabilities attaching to such shares or securities, and

(iii)	the exercise, renunciation or assignment of any right to subscribe for any shares or securities in each case in such manner and on such terms as the Collateral Agent may reasonably think fit, and the proceeds of any such action shall form part of the Charged Property.

Prior to such notice, each Chargor shall have the exclusive right to exercise all rights, powers and remedies in relation to the Shares and the Investments it owns provided that each Chargor shall not exercise any voting rights in any manner which, in the reasonable opinion of the Collateral Agent, may materially prejudice the value of, or the ability of the Collateral Agent to realise, the security over the Shares and the Investments created pursuant to this Debenture.

8	BANK ACCOUNTS

8.1 Notification and Variation Each Chargor, during the subsistence of this Debenture shall promptly notify the Collateral Agent on the date of this Debenture (and, if any change occurs thereafter, on the effective date thereof), of the details of each Bank Account maintained by it with any financial institution.

8.2 Before Event of Default Notwithstanding anything contained in this Debenture or the Indenture, at any time before the Collateral Agent has given notice to the Chargors and to the relevant financial institutions of the occurrence of an Event of Default which is continuing, unremedied and unwaived, each Chargor shall have the exclusive right to exercise all rights, powers and remedies in relation to its Bank Accounts.

8.3 After Event of Default – Chargor Subject to the Intercreditor and Collateral Agency Agreement and the Security Arrangement Agreement, after the Collateral Agent has given notice to the Chargors and to the relevant financial institutions of the occurrence of an Event of Default which is continuing, unremedied and unwaived, no Chargor shall be entitled to exercise any rights, powers or remedies held by it in respect of the Bank Accounts without the prior consent of the Collateral Agent.

8.4 After Event of Default - Collateral Agent Only after the occurrence of an Event of Default which is continuing, unremedied and unwaived (and subject to the Intercreditor and Collateral Agency Agreement and the Security Arrangement Agreement), shall the Collateral Agent, having given notice thereof to the Chargors and to the relevant financial institutions, be entitled to exercise all rights, powers and remedies held by it as assignee of the Bank Accounts and to:

(a)	demand and receive all and any monies due under or arising out of each Bank Account; and

(b)	exercise all such rights such Chargor was then entitled to exercise in relation to such Bank Account or might, but for the terms of this Debenture, exercise;

9	MONETARY CLAIMS

9.1 Before Event of Default Notwithstanding anything contained in this Debenture or the Indenture, at any time before the Collateral Agent has given notice to the Chargors and to the relevant third parties of the occurrence of an Event of Default which is continuing, unremedied and unwaived, each Chargor shall have the exclusive right to exercise all rights, powers and remedies in relation to its Monetary Claims.

9.2 After Event of Default Only after the occurrence of an Event of Default which is continuing, unremedied and unwaived (subject to the Intercreditor and Collateral Agency Agreement and the Security Arrangement Agreement), shall the Collateral Agent, having given notice thereof to the Chargors and to the relevant financial institutions, be entitled to exercise all rights, powers and remedies held by it as assignee of the Monetary Claims and to:

(a)	demand and receive all and any monies due under or arising out of each Monetary Claim; and

(b)	exercise all such rights such Chargor was then entitled to exercise in relation to such Monetary Claim or might, but for the terms of this Debenture, exercise.

10	REAL PROPERTY

10.1 Property: Notification Each Chargor shall promptly notify the Collateral Agent of any contract, conveyance, transfer or other disposition for the acquisition by it (or its nominee(s)) of any Real Property.

10.2 Lease Covenants Each Chargor shall not, in relation to any lease, agreement for lease or other right to occupy to which all or any part of the Real Property is at any time subject, do any act or thing whereby any lease or other document which gives any right to occupy any part of the Charged Property becomes or may become subject to determination or any right of re-entry or forfeiture prior to the expiration of its term.

10.3 Title Each Chargor shall observe and perform all restrictive and other covenants, stipulations and obligations now or at any time affecting any Real Property insofar as they are subsisting and capable of being enforced.

10.4 Compensation Payments If any moneys become payable to a Chargor during the subsistence of the Debenture by way of compensation under the provisions of Section 25 of the Law of Property Act 1969 or under the Landlord and Tenant Acts 1927 to 1954 or otherwise, such moneys shall, on or after the occurrence of an Enforcement Event, unless the Collateral Agent otherwise agrees in writing (but so that the Collateral Agent shall not be obliged so to agree), be held, applied, paid or released by the Collateral Agent in accordance with the Indenture; and:

(a)	the Collateral Agent shall be entitled and is hereby irrevocably authorised by a Chargor and appointed the Chargor attorney to give a good receipt on behalf of the Company for such moneys; and

(b)	if any such moneys shall actually be received by a Chargor, a Chargor shall hold such moneys upon trust for the Collateral Agent pending payment to the Collateral Agent.

11	CHARGOR OBLIGATIONS

11.1 Insolvency The obligations of each Chargor and the Collateral Rights shall not be discharged, impaired or otherwise affected by:

(a)	any winding-up, dissolution, administration or re-organisation of or other change in each Chargor or any other company, corporation, partnership or other person;

(b)	any of the Secured Obligations being at any time illegal, invalid, unenforceable or ineffective;

(c)	any time or other indulgence being granted to each Chargor or any other company, corporation, partnership or other person;

(d)	except for any amendments pursuant to Clause 32, any amendment, variation, waiver or release of any of the Secured Obligations;

(e)	any failure to take or failure to realise the value of any other collateral in respect of the Secured Obligations or any release, discharge, exchange or substitution of any such collateral; or

(f)	any other act, event or omission which but for this provision would or might operate to impair, discharge or otherwise affect the obligations of each Chargor hereunder.

If the proceeds of sale, collection or other realization of or upon the Charged Property pursuant to this Debenture are insufficient to cover the costs and expenses of such realization and the payment in full of the Secured Obligations, each Chargor shall, subject to the provisions of the Indenture, remain liable for any deficiency.

11.2 Lien Held by Chargor A Chargor will not without the prior written consent of the Collateral Agent hold any Lien, guarantee, indemnity, bond or other assurance from any other person in respect of the Chargor’s liabilities hereunder. A Chargor will hold any Lien held by it in breach of this provision on trust for the Collateral Agent (as agent and trustee as aforesaid) and shall on request promptly deposit the same and/or charge the same to the Collateral Agent in such a manner as the Collateral Agent may require as security for due and punctual performance and discharge by the Chargor of the Secured Obligations.

12	CHARGORS’ REPRESENTATIONS

Each Chargor hereby represents and warrants to the Collateral Agent for the Collateral Agent and the Secured Parties:

(a)	it is the sole legal and beneficial owner of the Charged Property free from any Liens except for Permitted Liens and to the best of its knowledge and belief the security created under or pursuant to this Debenture is not liable to avoidance on liquidation or bankruptcy, composition or any other similar insolvency proceedings;

(b)	it has the necessary power to enable it to enter into and perform its obligations under this Debenture;

(c)	this Debenture constitutes its legal, valid and binding obligation and creates an effective fixed or floating charge, as applicable, over the Charged Property, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law;

(d)	The entry into and performance by it of, and the transactions contemplated by, this Debenture do not and will not conflict with:

(i)	any law or regulation or judicial or official order applicable to it; or

(ii)	its constitutional documents; or

(iii)	any material agreement or document which is binding upon it or any of its assets or result in the creation of (or a requirement for the creation of) any Security over any Charged Property; and

(e)	all necessary authorisations to enable it to enter into this Debenture have been obtained and are in full force and effect.

13	ENFORCEMENT OF SECURITY

13.1 Enforcement At any time after the occurrence of an Event of Default which is continuing, unremedied and unwaived, and the Collateral Agent having given notice thereof to the Chargors, the security created by or pursuant to this Debenture is immediately enforceable and the Collateral Agent may (subject to the Intercreditor and Collateral Agency Agreement and the Security Arrangement Agreement), without further notice to such Chargor or prior authorisation from any court:

(a)	enforce all or any part of that security (at the times, in the manner and on the terms set forth in this Debenture) and take possession of and hold or, upon 10 Business Days’ prior written notice to such Chargor, dispose of all or any part of the Charged Property; and

(b)

whether or not it has appointed a Receiver, exercise all or any of the powers, authorities and discretions conferred by the Law of Property Act 1925 (as varied or extended by this Debenture) on mortgagees and by this Debenture on any Receiver or otherwise conferred by law on mortgagees or Receivers, provided that the Collateral Agent or any Receiver may not exercise any powers, authorities or discretions to sell or otherwise dispose of all or any part of the Charged Property unless the Collateral Agent or such Receiver has given 10 Business Days’ prior written notice of such proposed sale or disposition to the relevant Chargor.

A certificate in writing by an officer or agent of the Collateral Agent that any power of sale or other disposal has arisen and is exercisable shall be conclusive evidence of that fact in favour of a purchaser of all or any part of the Charged Property.

13.2 Immediate Recourse The Collateral Agent shall not be required to proceed against or enforce any other rights or security it may have or hold in respect of the Secured Obligations or claim payment from any other person before enforcing the security constituted by this Debenture and each Chargor waives any right it may have of first requiring the Collateral Agent to do so.

13.3 No Liability as Mortgagee in Possession Neither the Collateral Agent nor any Receiver shall be liable to account as a mortgagee in possession in respect of all or any part of the Charged Property or be liable for any loss upon realisation or for any neglect, default or omission in connection with the Charged Property to which a mortgagee in possession might otherwise be liable, except for cases of gross negligence, wilful misconduct, fraud or dishonesty.

13.4 Indemnity- Charged Property The Collateral Agent and every Receiver, attorney, delegate, manager, agent or other person appointed by the Collateral Agent hereunder shall be entitled to be indemnified out of the Charged Property or any part thereof in respect of all liabilities and expenses incurred by it or him in the execution of any of the powers, authorities or discretions vested in it or him pursuant to this Debenture and against all actions, proceedings, costs, claims and demands in respect of any matter or thing done or omitted in any way relating to the Charged Property or any part of them. The Collateral Agent and any such Receiver may retain and pay all sums in respect of which it is indemnified out of any monies received by it under the powers conferred by this Debenture.

13.5 No Competition Until all the Secured Obligations have been unconditionally and irrevocably discharged in full, any rights (if any) which each Chargor may have:

(a)	to be subrogated to any rights or security of or moneys held, received or receivable by the Collateral Agent or any Holder (or any agent or trustee on its behalf) with respect to the Secured Obligations; or

(b)	to be entitled to any right of contribution or indemnity from any other person; or

(c)	to claim, rank, prove or vote as a creditor of such other person or its estate in competition with the Collateral Agent or any Holder (or any agent or trustee on its behalf),

shall be exercised by a Chargor only if and to the extent that the Collateral Agent so requires and in such manner and upon such terms as the Collateral Agent may specify and a Chargor shall hold any moneys, rights or security held or received by it as a result of the exercise of any such rights on trust for the Collateral Agent for application in accordance with the terms hereof as if such moneys, rights or security were held or received by the Collateral Agent under this Debenture.

13.6 Appropriations Until all the Secured Obligations have been unconditionally and irrevocably paid and discharged in full in cash, the Collateral Agent may:

(a)	if it believes the Secured Obligations may not be repaid in full refrain from applying or enforcing any other moneys, security or rights held or received by it in respect of the Secured Obligations or apply and enforce the same in such manner and order as it sees fit (whether against the Secured Obligations or otherwise) and no Chargor shall be entitled to the benefit of the same; and

(b)	hold in a suspense account any moneys received from a Chargor or any other person in respect of the Secured Obligations.

13.7 Small Company Moratorium Notwithstanding any other provision of this Debenture, the obtaining of a moratorium under section 1A of the Insolvency Act 1986, or anything done with a view to obtaining such a moratorium (including any preliminary decision or investigation), shall not be an event causing any floating charge created by this deed to crystallise or causing restrictions which would not otherwise apply to be imposed on the disposal of property by any Chargor or a ground for the appointment of a Receiver.

14	EXTENSION AND VARIATION OF THE LAW OF PROPERTY ACT 1925

14.1 Extension of Powers The power of sale or other disposal conferred on the Collateral Agent and on any Receiver by this Debenture shall operate as a variation and extension of the statutory power of sale under Section 101 of the Law of Property Act 1925 and such power shall arise (and the Secured Obligations shall be deemed due and payable for that purpose) on execution of this Debenture.

14.2 Restrictions The restrictions contained in Sections 93 and 103 of the Law of Property Act 1925 shall not apply to this Debenture or to the exercise by the Collateral Agent of its right to consolidate all or any of the security created by or pursuant to this Debenture with any other security in existence at any time or to its power of sale, which powers may be exercised by the Collateral Agent without notice to a Chargor at any time after the occurrence of an Event of Default which is continuing, unremedied and unwaived.

14.3 Power of Leasing The statutory powers of leasing may be exercised by the Collateral Agent at any time after (i) the occurrence of an Event of Default which is continuing, unremedied and unwaived, and (ii) the giving of notice thereof by the Collateral Agent to the Chargors, and the Collateral Agent and any Receiver may make any lease or agreement for lease, accept surrenders of leases and grant options on such terms as it shall think fit, without the need to comply with any restrictions imposed by Sections 99 and 100 of the Law of Property Act 1925.

15	APPOINTMENT OF RECEIVER

15.1 Appointment and Removal At any time after:

(a)	the Collateral Agent has given 10 Business Days’ notice to a Chargor that an Event of Default has occurred and is continuing, unremedied and unwaived; or

(b)	a petition is presented for the making of an administration order in relation to a Chargor; or

(c)	being requested to do so by that Chargor,

the Collateral Agent may by deed or otherwise (acting through an authorised officer of the Collateral Agent), without further notice to such Chargor:

(i)	appoint one or more persons to be a Receiver of the whole or any part of the Charged Property;

(ii)	remove (so far as it is lawfully able) any Receiver so appointed; and

(iii)	appoint another person(s) as an additional or replacement Receiver(s).

15.2 Capacity of Receivers Each person appointed to be a Receiver pursuant to Clause 15.1 shall be:

(a)	entitled to act individually or together with any other person appointed or substituted as Receiver;

(b)	for all purposes deemed to be the agent of each Chargor which shall be solely responsible for his acts (other than acts of gross negligence, wilful misconduct, fraud or dishonesty) and for the payment of his remuneration and no Receiver shall at any time act as agent for the Collateral Agent; and

(c)	entitled to remuneration for his services by the Chargors (with the Chargors jointly and severally liable for such remuneration) at a rate to be fixed by the Collateral Agent from time to time (without being limited to the maximum rate specified by the Law of Property Act 1925).

15.3 Statutory Powers of Appointment The powers of appointment of a Receiver shall be in addition to all statutory and other powers of appointment of the Collateral Agent under the Law of Property Act 1925 (as extended by this Debenture) or otherwise and such powers shall remain exercisable from time to time by the Collateral Agent in respect of any part of the Charged Property.

16	POWERS OF RECEIVER

Every Receiver shall (subject to any restrictions in the instrument appointing him but notwithstanding any winding-up or dissolution of a Chargor) have and be entitled to exercise, in relation to the Charged Property (and any assets of a Chargor which, when got in, would be Charged Property) in respect of which he was appointed, and as varied and extended by the provisions of this Debenture (in the name of or on behalf of a Chargor or in his own name and, in each case, at the cost of that Chargor):

(a)	all the powers conferred by the Law of Property Act 1925 on mortgagors and on mortgagees in possession and on receivers appointed under that Act;

(b)	all the powers of an administrative receiver set out in Schedule 1 to the Insolvency Act 1986 (whether or not the Receiver is an administrative receiver);

(c)	all the powers and rights of an absolute owner and power to do or omit to do anything which a Chargor itself could do or omit to do; and

(d)	the power to do all things (including bringing or defending proceedings in the name or on behalf of a Chargor) which seem to the Receiver to be incidental or conducive to (a) any of the functions, powers, authorities or discretions conferred on or vested in him or (b) the exercise of the Collateral Rights (including realisation of all or any part of the Charged Property) or (c) bringing to his hands any assets of a Chargor forming part of, or which when got in would be, Charged Property.

17	APPLICATION OF MONEYS

Subject to the claims of any person having prior rights thereto and by way of variation of the provisions of the Law of Property Act 1925:

(a)	all collections of any money by the Collateral Agent pursuant to this Debenture shall be applied in accordance with the Indenture; and

(b)	all Trust Moneys at any time received or recovered by the Collateral Agent or any Receiver pursuant to this Debenture or the powers conferred by it shall be applied as described in the Indenture.

18	PROTECTION OF PURCHASERS

18.1	Consideration The receipt of consideration by the Collateral Agent or any Receiver shall be conclusive discharge to a purchaser and, in making any sale or disposal of any of the Charged Property or making any acquisition, the Collateral Agent or any Receiver may do so for such consideration, in such manner and on such terms as it thinks fit (acting in good faith).

18.2	Protection of Purchasers No purchaser or other person dealing with the Collateral Agent or any Receiver shall be bound to inquire whether the right of the Collateral Agent or such Receiver to exercise any of its powers has arisen or become exercisable or be concerned with any propriety or regularity on the part of the Collateral Agent or such Receiver in such dealings.

19	POWER OF ATTORNEY

19.1	Appointment and Powers At any time after an Event of Default has occurred that is continuing, unremedied and unwaived, each Chargor by way of security irrevocably appoints the Collateral Agent and its agents and any Receiver appointed pursuant to Section 15 severally to be its attorney-in-fact and in its name, on its behalf and as its act and deed to execute and deliver such documents, perfect such interests and take such actions which the attorney-in-fact may consider to be required or desirable to accomplish the purpose of, or comply with the terms of, this Debenture, including:

(a)	carrying out any obligation imposed on such Chargor by this Debenture (including the execution and delivery of any deeds, charges, assignments or other security and any transfers of the Charged Property); and

(b)	enabling the Collateral Agent and any Receiver to exercise, or delegate the exercise of, any of the rights, powers and authorities conferred on them by or pursuant to this

Debenture or by law (including, the exercise of any right of a legal or beneficial owner of the Charged Property).

19.2 Ratification Each Chargor shall ratify and confirm all things done and all documents executed by any attorney appointed pursuant to the terms of this Debenture in the exercise or purported exercise of all or any of his powers granted under this Debenture.

20	EFFECTIVENESS OF SECURITY

20.1 Continuing Security The Liens created by or pursuant to this Debenture shall remain in full force and effect as a continuing security for the Secured Obligations unless and until the Secured Obligations have been paid in full, or otherwise discharged or released, and shall not cease by reason of any intermediate payment or intermediate satisfaction of all or any of the Secured Obligations or for any other reason, however, if the obligations of a Chargor under this Debenture cease to be continuing for any reason the liability of that Chargor at the date of such cessation shall remain regardless of any subsequent increase or reduction in the Secured Obligations.

20.2 Breaking of Accounts If for any reason the security constituted hereby ceases to be a continuing security in respect of a Chargor (other than by way of discharge of such security in accordance with the terms of this Debenture) or the Collateral Agent or any other Holder receives, or is deemed to be affected by, notice, whether actual or constructive of any Lien affecting the Charged Property, the Collateral Agent may open a new account with or continue any existing account with the Chargor. If the Collateral Agent does not open a new account, it shall nevertheless be treated as if it had done so at the date of such cessation or the time when it received or was deemed to have received notice. As from that time all payments made to the Collateral Agent will be deemed to be credited or treated as being credited to the new account and the liability of the Chargor in respect of the Secured Obligations relating to it at the date of such cessation or the time when notice was received or deemed received shall remain and shall not be reduced regardless of any payments into or out of any such account.

20.3 Cumulative Rights

(a)	The Liens created by or pursuant to, and the rights and remedies of the Collateral Agent in, this Debenture and the Collateral Rights and the obligations, representations and warranties of each Chargor in this Debenture shall be cumulative, in addition to and independent of every other security, right or remedy which the Collateral Agent may at any time hold or have for the Secured Obligations or any other obligations or any rights, powers and remedies, or obligations, representations or warranties of each Chargor, conferred, provided or imposed by law, the Indenture or any other Security Document.

(b)	No prior security held by the Collateral Agent (whether in its capacity as trustee or otherwise) or any of the other Secured Parties over the whole or any part of the Charged Property shall merge into the security constituted by this Debenture.

(c)

Without limiting the generality of the foregoing in this Clause 20.3, if any provision hereof covers the same subject matter as a provision of the Indenture, then all such provisions shall be liberally construed in favour of the Collateral Agent and the Secured Parties both with respect to the rights and remedies available to the Collateral

Agent and the Secured Parties and the obligations, representations and warranties to be fulfilled or made by each Chargor.

20.4 No Prejudice The Liens created by or pursuant to this Debenture and the Collateral Rights shall not be prejudiced by any unenforceability or invalidity of any other agreement or document or by any time or indulgence granted to a Chargor or any other person, or the Collateral Agent (whether in its capacity as trustee or otherwise) or any of the other Secured Parties or by any variation of the terms of the trust upon which the Collateral Agent holds the security or by any other thing which might otherwise prejudice that security or any Collateral Right.

20.5 Remedies and Waivers No delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Collateral Agent of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The Collateral Agent shall not be required to exercise any right, power or remedy against any other Person, or under any other Security Document, as a condition to exercising any right, power or remedy against any Chargor hereunder, and no such exercise of any right, power or remedy against any other Person, or under any other Security Document, shall constitute a waiver of or otherwise preclude the Collateral Agent from exercising any right, power or remedy against any Chargor hereunder.

20.6 No Liability None of the Collateral Agent, its nominee(s) or any Receiver shall be liable by reason of (a) taking any action permitted by this Debenture or (b) any neglect or default in connection with the Charged Property or (c) taking possession of or realising all or any part of the Charged Property, except in the case of gross negligence, wilful misconduct, fraud or dishonesty.

20.7 Partial Invalidity If, at any time, any provision of this Debenture is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Debenture nor of such provision under the laws of any other jurisdiction shall in any way be affected or impaired thereby and, if any part of the Liens intended to be created by or pursuant to this Debenture is invalid, unenforceable or ineffective for any reason, that shall not affect or impair any other part of the security.

21	RELEASE OF SECURITY

21.1 Redemption of Security When all Secured Obligations shall have been paid in full or otherwise discharged or released, this Debenture shall automatically terminate and any powers of attorney granted hereby will be automatically terminated (notwithstanding anything to the contrary in Clause 19) and the Collateral Agent shall, when the requirements of the Indenture have been met, forthwith cause to be assigned, transferred and delivered, against receipt but without any recourse, warranty or representation whatsoever, any and all Charged Property and money received in respect thereof, to or on the order of the Chargor. The Collateral Agent shall, at the expense of the Chargor, also execute and deliver to the Chargor upon such termination such termination statements and such other documentation as shall be reasonably requested by the respective Chargor to effect the termination and release of the Liens on the Charged Property.

21.2 Avoidance of Payments

(a)	No amount paid, repaid or credited to the Collateral Agent or a Holder shall be deemed to have been irrevocably paid if the Collateral Agent considers that the payment or credit of such amount is capable of being avoided or reduced because of any laws applicable on bankruptcy, insolvency, liquidation or any similar laws.

(b)	If any amount paid, repaid or credited to the Collateral Agent or a Holder is avoided or reduced because of any laws applicable on bankruptcy, insolvency, liquidation or any similar laws then any release, discharge or settlement between that Collateral Agent or Holder and the relevant Chargor shall be deemed not to have occurred and the Collateral Agent shall be entitled to enforce this Debenture subsequently as if such release, discharge or settlement had not occurred and any such payment had not been made.

21.3 Releases of Security in Connection with Permitted Transactions

(a)	If, at any time, a Chargor consummates an Asset Sale in accordance with the terms of the Indenture, and satisfies all of the conditions precedent set forth in the Indenture with respect thereto, the Collateral Agent shall, upon the request and at the expense of the Chargor (but without any recourse, warranty or representation whatsoever), execute, deliver or acknowledge any necessary or proper instruments of termination, satisfaction or release (prepared by the Chargor) reasonably required to effect the release of the Liens on the Charged Property which is the subject of such Asset Sale;

(b)	At any time any Chargor sells, transfers, leases, conveys, substitutes, converts, abandons or otherwise disposes of any item of Charged Property in a transaction permitted under the Indenture and for which such Chargor has complied with all requirements in respect of the Indenture (each such transaction listed in clause (i) and (ii) hereinabove, a “Permitted Sale”), any Lien on such Charged Property item shall be automatically released and, if a formal, documented termination of release shall be necessary, the Collateral Agent shall at the expense of the Chargor (but without any recourse, warranty or representation whatsoever), upon delivery to it of a request in writing requesting such release (which shall state that such release is authorized under this Clause), promptly execute and deliver to such Chargor upon the occurrence of such Permitted Sale such termination or release statements and such other documentation as shall be specified by the such Chargor in such request in writing to effect the termination and release of the Liens on the Charged Property which is the subject of the Permitted Sale.

22	ASSIGNMENT

The Collateral Agent may only assign and transfer all or any of its rights and obligations under this Debenture in accordance with the terms of the Indenture.

23	NOTICES

All notices, requests, consents and demands hereunder shall be in writing and telecopied or delivered to the respective parties hereto as follows:

If to the Chargors:

Attn: Bernard Keogh, Regional Counsel - Europe

Global Crossing (UK) Telecommunications Ltd.

Centennium House, 8th floor

100 Lower Thames Street

London EC3R 6DL

United Kingdom

Fax: +44 207 904 2930

With a copy to each of :

Office of the General Counsel

Global Crossing Limited

200 Park Avenue, M Suite 300

Florham Park, NJ 07932

USA

Fax: +1 973-360-0538

Attn: Wayne Rapozo

Weil, Gotshal & Manges

One South Place,

London EC2M 2WG

Fax: 020 7903 0990

If to the Collateral Agent:

The Bank of New York

One Canada Square

London E14 5AZ

Attention: Corporate Trust Administration

Fax: 0207 964 6399

Any party hereto may change its address or telecopy number for notices by notice to the other parties hereto. All notices shall be effective upon receipt by the party to which such notice is directed. If any such notice shall be delivered on a non-Business Day, such notice shall be deemed effective on the next Business Day.

24	EXPENSES, STAMP TAXES AND INDEMNITY

24.1 Expenses Each Chargor shall, from time to time on demand of the Collateral Agent, reimburse the Collateral Agent for all its costs and expenses reasonably incurred (including legal fees but without duplication) on a full indemnity basis as set out in a calculation, together with any VAT thereon incurred by it in connection with:

(a)	the negotiation, preparation and execution of this Debenture and the completion of the transactions and perfection of the security contemplated in this Debenture;

(b)	the exercise, preservation and/or enforcement of any of the Collateral Rights or the security contemplated by this Debenture or any proceedings instituted by or against the Collateral Agent as a consequence of taking or holding the security or of enforcing the Collateral Rights.

24.2 Stamp Taxes Each Chargor shall pay all stamp, registration and other taxes to which this Debenture, the Liens contemplated in this Debenture or any judgment given in connection with it is or at any time may be subject and shall, from time to time, indemnify the Collateral Agent on demand against any liabilities, costs, claims and expenses resulting from any failure to pay or delay in paying any such tax.

24.3 Currency of Payment The obligation of a Chargor under this Debenture to make payments in any currency shall not be discharged or satisfied by any tender, or recovery pursuant to any judgment or otherwise, expressed in or converted into any other currency, except to the extent that such tender or recovery results in the effective receipt by the Collateral Agent and the Secured Parties of the full amount of the currency expressed to be payable under this Debenture.

24.4 Currency Indemnity If any sum due from a Chargor under this Debenture (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against a Chargor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings; or

(iii)	applying the Sum in satisfaction of any of the Secured Obligations,

the Chargor shall, as an independent obligation, within three Business Days of demand, indemnify the Collateral Agent and the Secured Parties against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to the Collateral Agent and the Secured Parties at the time of its receipt of that Sum.

24.5 Indemnity Without limiting the generality of the Indenture, but subject to Clause 13.4 (Indemnity – Charged Property), each Chargor shall, notwithstanding any release or discharge of all or any part of the security, indemnify the Collateral Agent, its agents, attorneys and any Receiver against any action, proceeding, claims, losses, liabilities and costs which it may sustain as a consequence of any breach by any Chargors of the provisions of this Debenture except to the extent resulting from the gross negligence, wilful misconduct, fraud or dishonesty of the Collateral Agent, its agents, attorneys or any Receiver, the exercise or purported exercise of any of the rights and powers conferred on them by this Debenture or otherwise relating to the Charged Property.

25	DELEGATION

Each of the Collateral Agent and any Receiver shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Debenture (including the power of attorney) on such terms and conditions as it shall see fit which delegation shall not preclude either the subsequent exercise of such power, authority or discretion by the Collateral Agent or the Receiver itself or any subsequent delegation or revocation thereof.

26	PERPETUITY PERIOD

The perpetuity period under the rule against perpetuities, if applicable to this Debenture, shall be the period of eighty years from the date of this Debenture.

27	GOVERNING LAW

This Debenture shall be governed by and construed in accordance with English law.

28	COUNTERPARTS

This Debenture may be executed in counterparts, all of which when taken together shall constitute a single deed.

29	COLLATERAL AGENT RIGHTS

The rights, privileges, immunities and indemnities provided to the Collateral Agent under the Intercreditor and Collateral Agency Agreement shall, to the extent applicable, apply in this Debenture as if fully set forth herein.

30	COLLATERAL AGENT DUTIES

The duties, obligations and responsibilities of the Collateral Agent shall be as provided in the Intercreditor and Collateral Agency Agreement, herein and pursuant to applicable law. In the absence of gross negligence, wilful misconduct, fraud or dishonesty, the Collateral Agent shall have no duty as to (a) the custody and preservation of any Charged Property, (b) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders, or other matters relative to any Charged Property, whether or not the Collateral Agent has or is deemed to have knowledge of such matters, or (c) the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Charged Property.

31	SECURITY DOCUMENT

This Debenture shall constitute a Security Document.

32	AMENDMENTS, ETC.

(a)	The terms of this Debenture may be waived, altered or amended only by an instrument in writing duly executed by each party hereto in accordance with the provisions of the Indenture. Any such waiver, alteration or amendment shall be binding upon each such party.

(b)	The Collateral Agent shall not be required to enter into any waiver, alteration or amendment that affects the Collateral Agent’s own rights, duties, immunities under the Indenture or otherwise except in accordance with the terms of this Debenture.

THIS DEBENTURE has been signed on behalf of the Collateral Agent and executed as a deed by the Chargors and is delivered by it on the date specified above.

The Chargors

Executed as a deed by GLOBAL CROSSING (UK) TELECOMMUNICATIONS	) ) )
LIMITED acting by: Philip Metcalf	)	Director
and Tracey Green	)
Secretary

Executed as a deed by GLOBAL CROSSING (UK) FINANCE PLC	) )
acting by: Philip Metcalf	)	Director
and	)
	)	Secretary

The Collateral Agent

THE BANK OF NEW YORK

not in its individual capacity, but solely as Collateral Agent under the Intercreditor and Collateral Agency Agreement

By:

SCHEDULE 1

BANK ACCOUNTS

TO BE CONFIRMED

Bank Name	Sort Code	Bank Account Name	Bank Account Number

Barclays Bank plc.	20-00-00	Euro account	66251599

Barclays Bank plc.	20-00-00	D.D. Security account	80065382

Barclays Bank plc.	20-00-00	Sweep from old accounts	10032700

Barclays Bank plc.	20-00-00	Payroll account	10324701

Barclays Bank plc.	20-00-00	Payables account	30896209

Barclays Bank plc.	20-00-00	Nominal GL account	60436801

Barclays Bank plc.	20-00-00	DD Collections account	70215708

Barclays Bank plc.	20-00-00	Receipts account	70398306

Barclays Bank plc.	20-00-00	Business Premium Account	80966134

Barclays Bank plc.	20-00-00	USD account	84797066

Barclays Bank plc.	20-00-00	Issuer - Sterling Account	3065 9029

Barclays Bank plc.	20-00-00	Issuer - USD account	4956 8666

SCHEDULE 2

NOTICES

Form of Notice of Assignment of Insurances

To: [the insurer of each Insurance Policy]

Date: [        ]

Dear Sirs,

We hereby give you notice that pursuant to a debenture entered into by us in favour of the Collateral Agent dated              December 2004 (the “Debenture”) in support of an Indenture dated              December 2004 between, among others, Bank of New York (the “Indenture”) and us, we have assigned to [the Bank of New York], as Collateral Agent (the “Collateral Agent”), all of our rights, title and interest from time to time in and to the proceeds of [specify relevant insurance policy] with policy number[s]                      (the “Insurance Policy”) as well as all Related Rights thereto.

All monies payable or arising from the Insurance Policy shall be paid subject to the terms and conditions of the Insurance Policy, unless and until the Collateral Agent shall notify you of a continuing Event of Default under the Debenture. Once such notice has been received by you all monies payable or arising from the Insurance Policy shall be paid to the Collateral Agent or as the Collateral Agent may from time to time direct.

Please acknowledge receipt of this notice by signing the acknowledgement on the enclosed copy of this letter and returning the same to the Collateral Agent at One Canada Square, London E14 5AZ, marked for the attention of Corporate Trust Administration.

Yours faithfully

for and on behalf of

[●]

the Chargor

[On copy only:

To: The Collateral Agent

(i)	We acknowledge receipt of a notice in the foregoing terms and confirm that we have not received notice of any previous assignments or charges of or over any of the rights, interests and benefits referred to in such notice.

(ii)	We further confirm that no amendment, waiver or release of any of such foregoing rights, interests and benefits shall be effective without your prior written consent. No termination of such rights, interests or benefits shall be effective unless we have given you 21 days’ written notice of the proposed termination specifying the action necessary to avoid such termination.

(iii)	We further agree that upon receipt from you of a notice of a continuing Event of Default under the Debenture, all monies payable or arising from [specify relevant Insurance Policy] shall be paid to you or as you may from time to time direct.

For and on behalf of [name of insurer]

By:

Dated:]

SCHEDULE 3

REAL PROPERTY

Part I

Freehold Property

Address	Title Number
BERWICK UPON TWEED North Road Berwick	ND97817

CARLISLE Etterby Road	CU122 120

CREWE Gresty Road	CH4 15208

DARLINGTON Haughton Road	DU2 14569

GRANTHAM Gonreby Road, NG31 8AT	LL135 108

LANCASTER Wheatfield Street	LA785408

MAIDSTONE Hart Street	K765405 K788044

NORWICH Long John Hill	NK191866

Part II

Leasehold Property

Address	Title Number	Lease Details
ASHFORD 1 Victoria Road, Ashford TN23 7HH	K584929	HEAD LEASE Juno Limited (1) British Railways Board (2) 25.04.94	31.03.1994 30.03.2014

BASINGSTOKE Ashwood Chineham Business Park		Louisville Investments Ltd (1) GCUK (2) 11.01.02	25.12.2001 24.12.2021

BASINGSTOKE First Floor South Wing Chineham Gate Business Park Crockford Lane RG24 8NA		Louisville Investments Ltd (1) GCUK (2)	24.06.1999 24.12.2021

BASINGSTOKE Oakwood, Chineham Business Park, Crockford Lane, RG24 8WB	HP36 1341 HP36 1342	Louisville Investments Ltd (1) Racal Properties Ltd (2) 17.08.1988	24.06.1988 24.12.2021

CREWE Mercury House Tommys Lane Crewe CW1 1DP		Railtrack Plc (1) GCUK (2) 26.04.02	21.12.1996 20.12.2017

CREWE Connect House (formally Satec), Third Ave, Weston Road, Crewe CW1 6XR		Racal Properties Ltd (1) GCUK (2) 10.02.00	17.01.2000 16.01.2025

CROYDON 10 Lansdowne Road CR1 2BD	SGL579826	British Railways Board (1) BR Telecommunications Ltd (2) 28.03.95	01.04.1994 31.03.2119

Easement over Railtrack Plc Land		Railtrack Plc (1) BR Telecommunications Limited (2)	01.04.1994 125 years where Railtrack Land is freehold or in the case of leasehold a term equal to the length of the then expired residue of Railtrack’s leasehold interest (less 3 days)

DERBY Units 2/3, Derwent Park, London Road, Derby DE1 2SX	DY226606	Coltham Construction Ltd (1) Racal Properties Ltd (2) 04.07.97	20.06.1997 19.06.2012

LONDON 2 Clerkenwell Green Farringdon London EC1R 0DE	Freehold NGL768558 Leasehold TGL47474	Racal Properties Ltd (1) GCUK (2) 12.12.00	01.04.1999 31.03.2024

LONDON Waterloo, 2 Spur Road, Waterloo Station, London		Railtrack Plc (1) GC (UK) Telecommunications Ltd (2)	21.12.1996 20.12.2017

READING Phoenix House, Station Hill, Reading, RG1 1NB	BK304239 BK25319	Coral Pension Property Ltd (1) Racal Properties Ltd (2) 14.02.97	25.12.1996 24.12.2011

SCHEDULE 4

SHARES

Chargor	Shares
Global Crossing (UK) Telecommunications Limited	50,000 ordinary shares of £1 each in Global Crossing (UK) Finance plc

SCHEDULE 5

EXCLUDED CONTRACTS

Department of Social Services (DWP)

Network Services Agreement between the Secretary of State for Social Security and Racal Data Networks Limited dated 23 March 1989

EDS (HM Prisons)

Quantum Project Master Agreement Terms and Conditions of Contract between Electronic Data Systems Limited and Global Crossing (UK) Telecommunications Limited dated 3 July 2000

Foreign and Commonwealth Office

Agreement for the Provision of Global Telecommunications Services between Foreign and Commonwealth Office and Global Crossing (UK) Telecommunications Networks Limited dated 10 May 2000

Fujitsu (HMCE)

Telecommunications Network Services Agreement between International computers Limited and Racal Telecommunications Networks Limited dated 25 August 1999

Fujitsu (LIBRA)

Agreement No. 233 for the provision of Managed Telecommunications Services between Global Crossing (UK) Telecommunications Limited and International Computers Limited dated 20 December 2000

Integris (Probation Service)

Subcontract for the Supply and Services and Global Crossing Equipment between Integris Limited and Global Crossing (UK) Telecommunications Limited dated 7 March 2002

Metropolitan Telecommunications Network Services

Agreement for the provision of the Metropolitan Telecommunications Network Services between the Minister for the Civil Service and Racal Network Services Limited dated 15 November 1996